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                                                                      Exhibit 99
                           UNUMPROVIDENT CORPORATION
                   1 Fountain Square, Chattanooga, TN 37402
                   2211 Congress Street, Portland, ME 04122

                                 NEWS RELEASE

                                   CONTACT:
                              Thomas A. H. White
                                 423-755-8996

                                Linnea R. Olsen
                                 207-575-4452


      UnumProvident Corporation's Elaine Rosen to Assume Role as Special
          Advisor to Chairman and CEO; Will Leave Company March 2002
                              ___________________


     Portland, ME and Chattanooga, TN - January 3, 2001 - UnumProvident Corporation (NYSE: UNM) today announced that Elaine D. Rosen, Executive Vice President - Customer Development, has indicated a desire to leave the Company in 2002 to pursue outside interests. With this decision, effective immediately, Ms. Rosen will assume the new role of Special Advisor to the Chairman and CEO, primarily assisting in sales force management development, selected producer and customer relationships, and advocacy of Company positions on public issues. It is anticipated that she will serve in this role until March 2002.

     Ms. Rosen joined the predecessor company to UNUM Corporation, Union Mutual, in 1975 and has held a variety of positions in employee benefits, product marketing, corporate marketing, and individual and group disability. She formerly served as president of UNUM Life Insurance Company of America. Since the merger of UNUM Corporation and Provident Companies, Inc. creating UnumProvident Corporation in June 1999, she has served as a senior executive officer, currently as Executive Vice President - Customer Development.

     J. Harold Chandler, UnumProvident Chairman, President and CEO said, "Although we regret Elaine's decision, we are pleased to honor her request to play a different role for a period of time prior to leaving the Company next year. As a Special Advisor to me, we will continue to benefit from the depth of Elaine's talents, her experience in our business, and knowledge of our Company. I am particularly pleased that during this important time Elaine will focus on selected producers and customer relationships and enhance the management skills of our field force."

     In making the announcement, Ms. Rosen commented, "I have had a wonderful career with UNUM and now UnumProvident. This Company has given me professional opportunities I could never have imagined when I began my career here 25 years ago. It has been professionally rewarding and personally gratifying, so much so that I never took time to explore other possibilities and interests. The merger brought its own set of challenges to the Company and to all of us,
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and I was determined to do my part to see us through that demanding post-merger period. I am so glad that I did; we are a strong company with a great future."

     "I am especially grateful to Harold Chandler and to the Board of Directors for permitting me to pursue this type of transition plan. Their understanding and support is a true testament to this Company's values."

     Effective immediately, Rick Wolf, Senior Vice President - Field Operations, Mike Prochno, National Practice Leader, Brad Wier, National Practice Leader, and David Whitney, National Practice Leader, will report to Harold Chandler. Kevin McCarthy, Senior Vice President, will report to Tom Watjen, Executive Vice President, on his product and market development responsibilities and continue to report to Chandler on international operations. Ms. Rosen's role as leader of the Portland Management Committee will be assumed by John Roberts, Senior Vice President.

     The subsidiaries of UnumProvident Corporation offer a comprehensive, integrated portfolio of products and services backed by industry-leading return-to-work resources and disability expertise. UnumProvident is the world leader in protecting income and lifestyles through its comprehensive offering of group, individual, and voluntary benefits products and services. UnumProvident has operations in the United States, Canada, the U.K., Japan, and elsewhere around the world.

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